United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 000-30158

                                Vitalstate, Inc.
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             (Exact name of registrant as specified in its charter)

                              1499 High Ridge Road
                          Boynton Beach, Florida 33426
                                 (561) 375-6333
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
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            (Title of each class of securities covered by this form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


                Rule 12g-4(a)(1)(i)       [X]    Rule 12h-3(b)(1)(ii)      [ ]
                Rule 12g-4(a)(1)(ii)      [X]    Rule 12h-3(b)(2)(i)       [ ]
                Rule 12g-4(a)(2)(i)       [ ]    Rule 12h-3(b)(2)(ii)      [ ]
                Rule 12g-4(a)(2)(ii)      [ ]    Rule 15d-6                [ ]
                Rule 12h-3(b)(1)(i)       [ ]

      Approximate number of holders of record as of the certification or notice date: 94.

      Pursuant to the requirements of the Securities Exchange Act of 1934, Vitalstate, Inc. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 11, 2005                     By:  /s/ Lisa Dalberth
                                             ------------------------------
                                             Name:  Lisa Dalberth
                                             Title: Chief Financial Officer